Exhibit 10.1
July 17, 2008
Pascal Girin
10 allee Camille Saint-Saens
78670 Villennes sur Seine
France
Dear Pascal:
We are thrilled to offer you a promotion to Executive Vice President and President, Worldwide Neurovascular and International. The following summarizes our discussion regarding your new position and changes to your existing compensation arrangements.

1.	Position:	Executive Vice President and President, Worldwide Neurovascular and International

2.	Reporting to:	Robert J. Palmisano, President and Chief Executive Officer.

3.	Effective Date:	July 18, 2008

4.	Base Salary:	259,113 Euro annual base salary, paid in accordance with ev3’s normal payroll procedures for its Paris, France office.

5.	Expatriation Premium:
In addition to your annual base salary, you will be paid “expatriation premium” or “mobility premium” payments under French tax law based on the number of days which you will work outside of France on behalf of ev3 during a calendar year, in the aggregate amount of up to 99,672 Euro.

6.	Annual Bonus:
You will be entitled to earn an annual target incentive bonus of up to 65% of your annual base salary and expatriation premium payments, based upon the achievement of performance objectives set by the Compensation Committee of ev3’s Board of Directors or the Board. Unlike your annual incentive bonus for 2007 performance, please note that none of your annual incentive bonus for 2008 performance will be guaranteed.

7.	Additional Equity:
In connection with your new position, you will be granted a non-statutory stock option to purchase 100,000 shares of ev3 common stock and a restricted stock unit for 38,550 shares of ev3 common stock. The option will have a per share exercise price equal to the greater of: (a) the “fair market value” (as defined in the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan) of a share of ev3 common stock grant date; or (b) 80% of the average closing price of a share of ev3 common stock, as reported by the NASDAQ Global Select Market, during the twenty (20) trading days preceding the date of grant. The option will have a term of 10 years from the grant date and will vest with respect to 25,000 of the shares purchasable thereunder, as of the 12-month anniversary of the grant date, and with respect to the remaining 75,000 of such shares, in 36 as nearly equal as possible monthly installments of shares on each of the one-month anniversary of the grant date, beginning with the first month after the 12-month anniversary of the grant date, in each case so long as you are still an employee or consultant of ev3 or one of its subsidiaries as of such date.

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The restricted stock unit will vest and become issuable with respect to 19,275 of the shares underlying the stock grant on the two-year anniversary of the grant date, with respect to respect to an additional 9,637 of the shares underlying such stock grant on November 15, 2010, and with respect to the remaining 9,638 of the shares underlying such stock grant on November 15, 2011, in each case so long as you are still an employee or consultant of ev3 or one of its subsidiaries as of such date. The restricted stock unit will also contain other terms and conditions as typically provided in such grants to residents of France. In accordance with French tax laws, the option and stock grants will be made to you during the next open trading window under ev3’s insider trading policy.

8.	Use of Company- Leased Apartment:
ev3 intends to maintain a company-leased apartment to be made available to ev3 personnel traveling to ev3’s Irvine, California facility working on behalf of ev3. Upon advance reservation and assuming availability, you will be entitled to use such apartment, if necessary, while you are in Irvine, California, U.S.A. working on behalf of ev3.

9.	Car Rental:	You will be reimbursed for short term car rental when you are in the US on ev3 business.

10.	Family Travel:	We will reimburse you for all reasonable and documented expenses incurred in connection with your immediate family (consisting of four members) traveling to California, U.S.A. twice per year.

11.	Other Changes:
We will eliminate your housing allowance which you previously used while working on behalf of ev3 in Paris, France. We will amend your Change of Control Agreement to clarify that the calculation of base pay includes the expatriate bonus. Other terms of French Employment Agreement, not inconsistent with this letter remain unchanged

If the foregoing is acceptable to you, please sign and return this offer letter no later than July 18, 2008 to Greg Morrison, Senior Vice President, Human Resources.
Pascal, on behalf of ev3, we are thrilled with your willingness and enthusiasm to take on this new opportunity.

Sincerely,	Agreed,

/s/ Robert J. Palmisano

Robert J. Palmisano President and Chief Executive Officer	/s/ Pascal E.R. Girin Pascal E.R. Girin	7/21/08 Date

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